7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2016 RESULTS

Achieved Record First Quarter Net Sales of $260.5 Million and
 Record First Quarter Diluted EPS of $0.56

Evansville, Indiana, May 19, 2016 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the first quarter ended April 30, 2016.

First Quarter Highlights
  Net sales increased $7.7 million to a first quarter record of $260.5 million
  Comparable store sales increased 2.7 percent in the first quarter of fiscal 2016, the seventh consecutive quarterly increase
  Earnings per diluted share increased 7.7 percent to a first quarter record of $0.56
  Repurchased 70,330 shares of common stock at a total cost of $1.6 million under share repurchase program
“We are pleased with our start to fiscal 2016 as we continue to benefit from our multi-channel sales initiative,” stated Cliff Sifford, Shoe Carnival’s President and CEO. “Our record first quarter sales and diluted earnings per share were driven by continued strength in athletic footwear for the entire family and tight expense control. Unseasonably warm temperatures helped drive sales early in the quarter, and though cold weather did impact our Easter holiday performance, we generated positive momentum late in the quarter when more seasonal conditions returned.  As we enter the second quarter, we expect to further benefit from our assortment of sandalized footwear as warmer weather arrives in addition to the continued strength in athletic footwear.”

First Quarter Financial Results

The Company reported net sales of $260.5 million for the first quarter of fiscal 2016, a 3.0 percent increase compared to net sales of $252.8 million for the first quarter of fiscal 2015.  Comparable store sales increased 2.7 percent in the first quarter of fiscal 2016.

The gross profit margin for the first quarter of fiscal 2016 decreased to 29.0 percent compared to 29.5 percent in the first quarter of fiscal 2015.  The merchandise margin decreased 0.9 percent.  Buying, distribution and occupancy expenses decreased 0.4 percent as a percentage of sales.

Selling, general and administrative expenses for the first quarter of fiscal 2016 increased $0.6 million to $58.3 million.  As a percentage of sales, these expenses decreased to 22.4 percent compared to 22.8 percent in the first quarter of fiscal 2015.

The Company opened three new stores in the first quarter of fiscal 2016 compared to seven new stores in the first quarter of fiscal 2015.

Net earnings for the first quarter of fiscal 2016 were $10.7 million, or $0.56 per diluted share.  For the first quarter of fiscal 2015, the Company reported net earnings of $10.4 million, or $0.52 per diluted share.

Fiscal 2016 Earnings Outlook

The Company is reiterating its fiscal 2016 outlook for net sales to be in the range of $1.007 billion to $1.027 billion, with a comparable store sales increase in the range of 1.0 percent to 3.0 percent.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.58 to $1.65.  This represents an increase of 9 percent to 14 percent over fiscal 2015 earnings per diluted share of $1.45.

Store Growth

The Company expects to open approximately 20 stores, including six small-market stores, and close approximately ten stores in fiscal 2016.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st Quarter 2016	3	4
2nd Quarter 2016	9	0
3rd Quarter 2016	6	1
4th Quarter 2016	2	5
Fiscal year 2016	20	10

The three new stores opened during the first quarter include locations in:

City	Market	Total Stores in the Market
Mooresville, NC	Charlotte	7
Grand Forks, ND	Fargo	2
Litchfield, IL	St. Louis	13

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 16, 2016 at its corporate headquarters at 7500 East Columbia Street, Evansville, Indiana.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 19, 2016, the Company operates 404 stores in 34 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended April 30, 2016	Thirteen Weeks Ended May 2, 2015
Net sales	$260,470	$252,767
Cost of sales (including buying,
distribution and occupancy costs)	184,914	178,078
Gross profit	75,556	74,689
Selling, general and administrative
expenses	58,271	57,659
Operating income	17,285	17,030
Interest income	(3)	(3)
Interest expense	43	42
Income before income taxes	17,245	16,991
Income tax expense	6,584	6,595
Net income	$10,661	$10,396

Net income per share:
Basic	$0.56	$0.52
Diluted	$0.56	$0.52

Weighted average shares:
Basic	18,775	19,588
Diluted	18,780	19,601

Cash dividends declared per share	$0.065	$0.06

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2016	January 30, 2016	May 2, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$65,998	$68,814	$69,754
Accounts receivable	1,657	2,131	2,441
Merchandise inventories	303,011	292,878	295,248
Deferred income taxes	1,411	1,061	1,016
Other	7,550	5,193	12,915
Total Current Assets	379,627	370,077	381,374
Property and equipment-net	102,636	103,386	103,107
Deferred income taxes	8,078	7,158	5,781
Other noncurrent assets	617	472	366
Total Assets	$490,958	$481,093	$490,628

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$69,119	$72,086	$76,375
Accrued and other liabilities	20,688	15,848	21,190
Total Current Liabilities	89,807	87,934	97,565
Deferred lease incentives	31,106	31,971	30,095
Accrued rent	11,301	11,224	10,888
Deferred compensation	10,159	9,612	10,605
Other	715	550	212
Total Liabilities	143,088	141,291	149,365
Total Shareholders' Equity	347,870	339,802	341,263
Total Liabilities and Shareholders' Equity	$490,958	$481,093	$490,628

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended April 30, 2016	Thirteen Weeks Ended May 2, 2015
Cash flows From Operating Activities:
Net income	$10,661	$10,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,853	5,574
Stock-based compensation	635	892
Loss on retirement and impairment of assets	47	139
Deferred income taxes	(1,270)	(1,613)
Lease incentives	263	1,105
Other	(676)	(250)
Changes in operating assets and liabilities:
Accounts receivable	474	488
Merchandise inventories	(10,133)	(7,371)
Accounts payable and accrued liabilities	(5,761)	8,109
Other	4,307	(618)

Net cash provided by operating activities	4,400	16,851

Cash Flows From Investing Activities:
Purchases of property and equipment	(4,161)	(7,342)

Net cash used in investing activities	(4,161)	(7,342)

Cash Flows From Financing Activities:
Proceeds from issuance of stock	72	56
Dividends paid	(1,247)	(1,199)
Excess tax benefits from stock-based compensation	0	25
Purchase of common stock for treasury	(1,596)	0
Shares surrendered by employees to pay taxes on restricted stock	(284)	(13)

Net cash used in financing activities	(3,055)	(1,131)

Net (decrease) increase in cash and cash equivalents	(2,816)	8,378
Cash and cash equivalents at beginning of period	68,814	61,376

Cash and Cash Equivalents at End of Period	$65,998	$69,754